Exhibit (99.1)
                   EASTMAN KODAK COMPANY

  LABORATORIOS KODAK, S.A. TO STOP PRODUCTION AT ITS TWO
              WHOLESALE LABORATORIES IN SPAIN

Madrid, October 27th, 2004 - Laboratorios Kodak, S.A., a company offering a wholesale photography processing service, has decided to stop production at its two work centers in Spain, an industrial laboratory in Sabadell
(Barcelona) and another in Massalfassar (Valencia). Talks are already underway with workers' representatives.

Once contact has been made with trades union representatives, Laboratorios Kodak, S.A. will set in motion the necessary procedure with the appropriate authority to wind up production at these two work centers where a total of 141 people work, 81 at the Sabadell laboratory and 60 at the Massalfassar one.

This decision is part of the broader transformation of Kodak as the company accelerates is digital imaging strategy while smartly managing its traditional film business. As more consumers shift to digital imaging, Kodak is repositioning the company for continued leadership in all forms of consumer photography, digital and film.

The decline in film demand, and consequently fewer rolls of film for processing has resulted in cumulated financial losses at these two industrial laboratories in 2003.

These losses were caused by:

          1. The rapid change in Spanish consumer tastes, showing a clear preference for digital photography, a market that is growing enormously each year. It is estimated that during 2004 a total of 2,750,000 digital cameras were sold in Spain, which represents a huge increase on 2003 when 1,300,000 cameras were sold.

          2. The Spanish consumer has always preferred quick processing, which means wholesale laboratories develop about 25% of traditional films.

          3. Moreover, new digital photography users also prefer quick processing, either in a shop, at home or online, rather than wholesale printing that take longer delivery services.

Laboratorios Kodak, S.A. - In recent years it has sought to put in place other alternatives to stopping production at its two industrial laboratories, and it has even made investments in them with a view to making them more competitive.

This closure falls in the framework of the three-year program, announced by Eastman Kodak Company last January, whereby between 12,000 and 15,000 jobs will be cut worldwide, as part of the company's strategy to accelerate investment in digital technologies.

For more information:
Agencia KETCHUM
91 788 32 00